Exhibit 99.1

CANYON NATIONAL BANK

COMPLETES HOLDING COMPANY

REORGANIZATION

PALM SPRINGS, CA: July 5, 2006 – Canyon National Bank is pleased to announce that it has completed its reorganization into a holding company structure effective June 30, 2006. As a result of that reorganization, the Bank is now wholly owned by Canyon Bancorp. Under the plan of reorganization, stock certificates representing shares of common stock of the Bank now represent the right to receive an equal number of shares of the common stock of Canyon Bancorp. Existing certificates for shares of the common stock of the Bank need not be exchanged for new certificates of Canyon Bancorp.

In connection with the reorganization, Canyon Bancorp has become the successor issuer to the Bank with respect to the registration of its securities and now files reports with the Securities and Exchange Commission. In addition, shares of Canyon Bancorp’s common stock are now listed on the OTC Bulletin Board under the symbol CYBA.

Canyon National Bank is a full-service commercial bank and member of the FDIC. Palm Springs branch locations are at 1711 East Palm Canyon Drive at the Smoke Tree Village Shopping Center and 901 East Tahquitz Canyon Way. Palm Desert branch locations are at 74-150 Country Club Drive and 77-933 Las Montanas Road across from Sun City.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of the Bank, its directors or its officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

Further information can be obtained at the Bank’s Web site: www.CanyonNational.com, or via e-mail: info@CanyonNational.com, or by calling Stephen G. Hoffmann, President & CEO, 760-325-4442.